Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Direct Subsidiary of the Registrant

Name	State of Organization	Percent Owned by the Registrant
Hostess Holdings, L.P.	Delaware	76.7%

Direct and Indirect Subsidiaries of Hostess Holdings, L.P. — Indirect Subsidiaries of the Registrant

Name	State of Organization or Incorporation	Percent Owned directly or indirectly by Hostess Holdings, L.P.
New Hostess Holdco, LLC	Delaware	100%
Hostess Holdco, LLC	Delaware	100%
HB Holdings, LLC	Delaware	100%
Hostess Brands, LLC	Delaware	100%
Hostess Brands Services, LLC	Delaware	100%
HB Holdings (RE), LLC	Delaware	100%
New HB Acquisition (RE), LLC	Delaware	100%
Hostess Superior Cake Products, Inc.	Delaware	100%
Superior Cake Products, Inc.	Delaware	100%